Exhibit 99.1

Prestige Brands Holdings, Inc. Completes Acquisition of DenTek Holdings, Inc.

Tarrytown, NY (Business Wire), February 8, 2016 – Prestige Brands Holdings, Inc. (NYSE-PBH) (“Prestige”) today announced that it has closed the previously announced acquisition of DenTek Holdings, Inc (“DenTek”), a privately-held marketer and distributor of specialty oral care products.

The closing was finalized pursuant to the terms of the merger agreement, announced on November 23, 2015, under which Prestige agreed to acquire DenTek from its stockholders, including TSG Consumer Partners, for a purchase price of $225 million. The acquisition will expand Prestige’s portfolio of iconic brands, strengthen its existing oral care platform and increase its geographic reach in parts of Europe.

The Company financed the transaction with a combination of available cash on hand, available cash from its Asset Based Loan (“ABL”) revolver, and a recently completed financing of an additional unsecured bridge loan.

About Prestige Brands
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S. and Canada, Australia, and in certain international markets. Core brands include Monistat® women’s health products, Nix® lice treatment, Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, Little Remedies® pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® pain relievers, Beano® gas prevention, Debrox® earwax remover, and Gaviscon® antacid in Canada. Visit the Company's website at www.prestigebrands.com.
Contact: Dean Siegal
914-524-6819